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                                                                    Exhibit 99.4


                           OPINION INCLUSION CONSENT


November 23, 1999

Members of the Board of Directors
Align-Rite International, Inc.
2428 Ontario Street
Burbank, CA 91504

Gentlemen:

We hereby consent to the inclusion of our opinion letter dated September 15, 1999 to the Board of Directors of Align-Rite International, Inc. (the "Company") regarding the acquisition of Align-Rite International, Inc. by Photronics, Inc., in the Registration Statement on Form S-4 (the "Registration Statement") and to the references therein to our firm and to our opinion under the headings: "THE MERGER - Background of the Merger," "THE MERGER - Align-Rite Board Reasons for the Merger; Recommendation of the Align-Rite Board" and "THE MERGER - Opinion of Financial Advisor to the Align-Rite Board." In giving the foregoing consent, we do not admit that (i) we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (ii) we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                  Very truly yours,


                                                  /s/ CIBC World Markets Corp.
                                                  CIBC World Markets Corp.